Exhibit 99.1

VectoIQ Acquisition Corp. Closes Full Over-Allotment Option with Respect to Initial Public Offering

NEW YORK, May 29, 2018 /PRNewswire/ — VectoIQ Acquisition Corp. (the “Company”) today announced that it has completed the sale of an additional 3,000,000 units pursuant to the 45-day over-allotment option granted to the underwriters in its initial public offering at an offering price of $10.00 per unit, generating additional gross proceeds of $30,000,000.

The total aggregate issuance by the Company of 23,000,000 units at a price of $10.00 per unit resulted in total gross proceeds of $230,000,000

A total of $232,300,000, which includes the net proceeds from the exercise of the over-allotment option, net proceeds from the initial closing of the initial public offering and proceeds of the private placements conducted simultaneously with the initial closing of the initial public offering and the closing of the over-allotment option, has now been placed into a trust account for the benefit of the Company’s public stockholders.

The Company’s units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “VTIQU” on May 16, 2018. Each unit consists of one share of the Company’s common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its common stock and warrants will be listed on Nasdaq under the symbols ‘‘VTIQ’’ and ‘‘VTIQW,’’ respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus its search for a target business in the industrial technology, transportation and smart mobility industries.

Cowen and Chardan acted as the joint book running managers. The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Cowen, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by telephone at 631-274-2806, or by fax at 631-254-7140; or Chardan, 17 State Street, Suite 1600, New York, NY, 10004, Attention: Prospectus Department, or by telephone at 646-465-9000, or by email at prospectus@chardan.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:
Danielle Belopotosky/Josh Clarkson, Gladstone Place Partners
212-230-5930